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                                                                    EXHIBIT (11)

            [Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP]

                                  June 29, 2009

Van Kampen Tax-Exempt Trust
522 Fifth Avenue
New York, New York 10036

      Re: Van Kampen Tax-Exempt Trust, on behalf of its series, Van Kampen High Yield Municipal Fund

Ladies and Gentlemen:

      We have acted as special counsel to Van Kampen Tax-Exempt Trust (the "Trust"), a statutory trust organized under the laws of the State of Delaware and registered under the Investment Company Act of 1940, as amended (the "1940 Act"), on behalf of its series, Van Kampen High Yield Municipal Fund (the "Acquiring Fund"), in connection with the preparation of the Trust's Registration Statement on Form N-14 (the "Registration Statement") to be filed under the Securities Act of 1933, as amended (the "1933 Act"), with the Securities and Exchange Commission on or about June [ ], 2009. The Registration Statement relates to the acquisition by the Acquiring Fund of substantially all of the assets and the assumption of substantially all of the liabilities of Van Kampen Strategic Municipal Income Fund, a series of Van Kampen Tax Free Trust, a Delaware statutory trust registered under the 1940 Act, in exchange for newly issued shares of the Acquiring Fund (the "Shares") pursuant to an Agreement and Plan of Reorganization, dated as of May 20, 2009 (the "Agreement"), between the Target Fund and the Acquiring Fund (the "Reorganization").

      This opinion is being delivered in accordance with the requirements of
Item 16(11) of Form N-14 under the 1933 Act.

      In our examination, we have assumed the genuineness of all signatures including endorsements, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts

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material to the opinion that we did not independently establish or verify, we have relied upon statements and representations of the Trust and its officers and other representatives.

      In rendering the opinion set forth herein, we have examined and relied on originals or copies of the following:

      (i) the Certificate of Trust, as filed with the Secretary of State of Delaware;

      (ii) the Agreement and Declaration of Trust of the Trust, as amended to the date hereof, and certified by the Assistant Secretary (the "Declaration of Trust");

      (iii) the By-Laws of the Trust, as amended to the date hereof, and certified by the Assistant Secretary;

      (iv) the Certificate of Designation establishing the series of shares of the Trust, as amended to the date hereof, and certified by the Assistant Secretary;

      (v) the resolutions adopted by the Board of Trustees of the Trust relating to the authorization, issuance and sale of the Shares pursuant to the Reorganization, the filing of the Registration Statement and any amendments or supplements thereto and related matters, as certified by the Assistant Secretary; and

      (vi) the Agreement.

      We express no opinion as to any laws of any jurisdiction other than the Delaware Statutory Trust Act.

      Based upon and subject to the foregoing, we are of the opinion that the issuance of Shares by the Trust on behalf of the Acquiring Fund in connection with the Reorganization has been duly authorized by the Trust and, assuming certificates therefor have been duly executed, countersigned, registered and delivered or the shareholders' accounts have been duly credited and the Reorganization has been completed according to the terms of the Agreement, such Shares will be validly issued, fully paid and nonassessable.

      We advise you that Wayne W. Whalen, a partner of Skadden, Arps, Slate, Meagher & Flom LLP, is a Trustee of the Acquiring Fund.

      We hereby consent to the filing of this opinion with the Commission as Exhibit (11) to the Registration Statement. We also consent to the reference to our firm under the heading "Legal Counsel" in the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Commission.

                                Very truly yours,

                                /s/ Skadden, Arps, Slate, Meagher & Flom LLP